    As filed with the Securities and Exchange Commission on August 10, 1998
                                                  Registration No. 333-

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ---------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               AGRIBIOTECH, INC.
                    --------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

           Nevada                                         85-0325742
-----------------------------                       ---------------------
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                      Identification Number)

                           120 Corporate Park Drive
                            Henderson, Nevada 89014
                                (702) 566-2440
--------------------------------------------------------------------------------
      (Address, Including Zip Code, and Telephone Number, Including Area
              Code, of Registrant's Principal Executive Offices)

                  Dr. Johnny R. Thomas, Chairman of the Board
                               AgriBioTech, Inc.
                           120 Corporate Park Drive
                            Henderson, Nevada 89014
                                (702) 566-2440
            -------------------------------------------------------
      (Name, Address, Including Zip Code, and Telephone Number, Including
                       Area Code, of Agent for Service)

                                   Copies to:

                            Elliot H. Lutzker, Esq.
                            Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, New York 10158
                  Tel:  (212) 687-3860    Fax:  (212) 949-7052

     Approximate date of commencement of proposed sale to the public: from time to time after the Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   [X]


                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
                                             Proposed       Proposed
 Title of Each                                Maximum        Maximum
   Class of                                  Offering       Aggregate
 Securities to           Amount to be         Price         Offering        Amount of
 be Registered            Registered       Per Share (1)    Price(1)     Registration Fee
 -------------            ----------       -------------    --------     ----------------
-------------------------------------------------------------------------------------------
Common Stock,
$.001 par value        3,000,000 Shs.(2)      $15.5625     $46,687,500      $13,772.81
-------------------------------------------------------------------------------------------
Total Registration fee                                                      $13,772.81
-------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the reported closing sale price of the Common Stock of the Registrant on the Nasdaq National Market of $15.5625 per share on August 4, 1998.

(2) Issuable as part or all of the consideration to be paid in connection with future direct or indirect acquisitions of other businesses, properties, assets, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise permitted under the Securities Act.

                         ----------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                           ------------------------

                               AGRIBIOTECH, INC.

         CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION SK SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

ITEM NUMBER               FORM S-4 CAPTION                       LOCATION IN PROSPECTUS
-----------               ----------------                       ----------------------
A.            INFORMATION ABOUT THE TRANSACTION

      1.      Forepart of Registration Statement and             Facing Page; Outside Front
              Outside Front Cover Page of Prospectus.            Cover Page of Prospectus;
                                                                 Available Information.
      2.      Inside Front Cover and Outside Back Cover          Inside Front of Outside Back
              Pages of Prospectus;                               Cover Page of Prospectus.

      3.      Risk Factors; Ratio of Earnings to Fixed           Outside Front Cover Page of
              Charges and Other Information.                     Prospectus; The Company;
                                                                 Recent Developments; Risk
                                                                 Factors.

      4.      Terms of the Transaction.                          Not Applicable.*

      5.      Pro Forma Financial Information.                   Not Applicable.*

      6.      Material Contacts with the Company Being           Not Applicable.*
              Acquired.

      7.      Additional Information Required for                Not Applicable.*
              Reoffering by Persons and Parties Deemed
              to be Underwriters.

      8.      Interests of Named Experts and Counsel.            Legal Matters.

      9.      Disclosure of Commission Position on               Commission Position on
              Indemnification for Securities Act                 Indemnification for Securities
              Liabilities.                                       Act Liabilities.

B.            INFORMATION ABOUT THE REGISTRANT

     10.      Information with Respect to S-3 Registrants.       Outside Front Cover of
                                                                 Prospectus; The Company;
                                                                 Risk Factors; Recent
                                                                 Developments; Incorporated
                                                                 by Reference

ITEM NUMBER                FORM S-4 CAPTION                      LOCATION IN PROSPECTUS
-----------               ----------------                       ----------------------
     11.      Incorporation of Certain Information by            Information Incorporated
              Reference.                                         by Reference.

     12.      Information with Respect to S-2 or S-3             Not Applicable.
              Registrants.

     13.      Incorporation of Certain Information by            Not Applicable.
              Reference.

     14.      Information with Respect to Registrants            Not Applicable.
              Other than S-3 or S-2 Registrants.

C.            INFORMATION ABOUT THE COMPANY BEING
              ACQUIRED

     15.      Information with Respect to S-3 Companies.         Not Applicable.

     16.      Information with Respect to S-3 or S-2             Not Applicable.
              Companies.

     17.      Information with Respect to Companies              Not Applicable.
              Other than S-3 or S-2 Companies.

D.            VOTING AND MANAGEMENT INFORMATION

     18.      Information if Proxies, Consents or                Not Applicable.
              Authorizations are to be Solicited.

     19.      Information if Proxies, Consents or                Not Applicable.
              Authorizations are not to be Solicited or in
              an Exchange Offer.

_________________________

* Not applicable in connection with the filing of this Registration Statement. Information, however, may be included in subsequent post-effective amendments filed under certain circumstances pursuant to General Instruction H of Form S-4 or in one or more prospectus supplements filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, or otherwise incorporated by reference from documents subsequently filed by the Company under the Securities Exchange Act of 1934, as amended.

                     SUBJECT TO COMPLETION, AUGUST 10, 1998

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE

PROSPECTUS
                               AGRIBIOTECH, INC.

                       3,000,000 Shares of Common Stock

    This Prospectus pertains to 3,000,000 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"), of AgriBioTech, Inc., a Nevada corporation ("ABT" or the "Company"). The Company expects that the Shares will be offered and issued by the Company from time to time as all or part of the consideration paid in connection with future direct or indirect acquisitions (the "Acquisitions") of other businesses, properties, assets, or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise permitted under the Securities Act.

    The terms upon which the Company will issue the Shares in the Acquisitions will be determined through negotiations with the security holders or principal owners of the businesses whose securities or assets are to be acquired. The Shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is negotiated, executed or consummated.

    THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13.
                              -------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS AUGUST   , 1998

    This Prospectus, as amended or supplemented if appropriate, also relates to the offer for sale or other distribution of Shares by persons (the "Selling Stockholders") who will acquire such Shares in the Acquisitions. Such Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers on the Nasdaq National Market ("Nasdaq"), in privately negotiated transactions or in any combination thereof, at the market price prevailing at the time of the sale, at a price related to such prevailing market price or at a negotiated price. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring the Shares who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

    The Company will receive no portion of the proceeds from sales of the Shares by the Selling Stockholders. The Company will bear all expenses incident to the Registration of the Shares. The Selling Stockholders will pay all selling expenses incurred by them in connection with their sales of the Shares. See "Selling Stockholders" and "Plan of Distribution."

    The Common Stock is traded on the Nasdaq National Market under the symbol "ABTX." On August 7, 1998, the closing sale price of the Common Stock as reported on the Nasdaq National Market was $20.06 per share.

    Commencing on the effective date of this Prospectus, the Company may from time to time, make original equity issuances of the Shares to the Selling Stockholders and, subject to the terms of any lock-up agreements between the Company and the Selling Stockholders, the Selling Stockholders may, from time to time, sell transfer or pledge the Shares directly to purchasers, transferees or pledgees, or may offer the shares through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Stockholders or purchasers of the Shares. The Selling Shareholders may sell the Shares on the Nasdaq National Market, in privately negotiated transactions or in any combination thereof, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price.

    Any of the Selling Stockholders or any person who is an affiliate of the Selling Stockholders who publicly offers or sells securities of the Company acquired in an Acquisition may be deemed to be an underwriter pursuant to Rule 145(c) under and Section 2(11) of the Securities Act. Accordingly, the Selling Stockholders must satisfy the prospectus delivery and other requirements of the Securities Act prior to making any sales of the Shares, unless such sales are made in accordance with the provisions of Rule 144, or the Selling Stockholder does not become an affiliate of the Company and either holds the shares for one year, provided that the Company is in compliance with the public information requirements of Rule 144(c), or holds the Shares for two years.

    Any brokers, dealers or agents that participate in sales of the Shares by the Selling Stockholders may be deemed to be underwriters under Section 2(11) of the Securities Act, and any commissions, discounts and/or other compensation received by them on the sale or resale of such Shares may be deemed to be underwriting compensation under the Securities Act.

    The Company has not authorized any person to give any information or to make any representations in connection with original equity issuances made by the Company in connection with the Acquisitions or in connection with sales of the shares by the Selling Stockholders other than those contained in this Prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this Prospectus. The information in this Prospectus is correct as of the date of this Prospectus. You should not assume that there has been no change in the affairs of the Company since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time after its date. This Prospectus is not an offer to sell or a solicitation of an offer to buy the Shares in any circumstances in which such an offer or solicitation is unlawful.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy reports, proxy statements and other information filed by the Company at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60611-2511. You may also obtain copies of such material at prescribed rates, by writing to the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549 or on the Commission's Worldwide Web site at http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, you should refer to the Registration Statement and the exhibits thereto or incorporated by reference therein. Additional information concerning the Company may be found on the Company's Worldwide Web site at http://www.agribiotech.com. You may inspect the Registration Statement, including such exhibits, without charge at the public reference facilities maintained by the Commission, at the Commission's regional offices at the addresses stated above and on the Commission's Web site. You may also obtain copies of these documents, at prescribed rates, by writing to the Commission's Public Reference Room at the address set forth above.

                     INFORMATION INCORPORATED BY REFERENCE

    The Company has filed the following documents with the Commission, all of which are incorporated by reference into and made a part of this Prospectus:

        (i) the Company's Annual Report on Form 10-KSB (as amended on October 24, 1997, February 17, 1998 and August __, 1998) for the fiscal year ended June 30, 1997 ("Form 10-KSB");

        (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 (as amended on July 12, 1996), September 30, 1997 (as amended on February 17,1998 and August __,
              1998), December 31, 1997 (as amended on February 17,1998 and August __, 1998) and March 31, 1998 (as amended on August 10,
              1998) ("Forms 10-Q");

        (iii) the Company's Current Reports on Form 8-K for October 30, 1996 (as amended on January 13, 1997, February 17, 1998 and August __,
              1998), May 15, 1997 (as amended on July 29, 1997, February 17, 1998 and August __, 1998), June 18, 1997, August 22, 1997 (as
              amended on September 26, 1997, February 17, 1998 and August __,
              1998), October 22, 1997, December 1, 1997, January 6, 1998 (as
              amended on March 10, 1998, March 30, 1998 and August __, 1998), January 9, 1998 (as amended on March 10, 1998, March 30, 1998 and August __, 1998), January 26, 1998, (as amended on March 30, 1998 and August __, 1998), March 31, 1998, April 8, 1998, May 22, 1998,
              June 23, 1998 and August __, 1998 ("Forms 8-K");

        (iv) the description of the Company's Common Stock, $.001 par value, contained in the Company's Registration Statement on Form 8-A (File No. 0-19352), filed July 11, 1995, pursuant to Section 12(g) of the Exchange Act including any amendment or report filed for the purpose of updating such information;

        (v) the Company's Proxy Statement dated January 20, 1998 for its Annual Meeting held on February 23, 1998; and

        (vi) all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all the securities remaining unsold.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein may be modified or superseded for purposes of this Prospectus by a statement contained in this Prospectus or in any other document that is filed after the date of this

Prospectus that also is or is deemed to be incorporated by reference herein. Any statement that is so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as modified or superseded.

    The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made.

    Copies of all documents that are incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to AgriBioTech, Inc., Attention: Secretary, 120 Corporate Park Drive, Henderson, NV 89014; telephone number (702) 566-2440.

                                  THE COMPANY

    ABT is the largest agricultural seed company in the United States that specializes in developing, processing, packaging and distributing varieties of forage and cool season turfgrass seeds. Since January 1, 1995, the Company has completed 29 acquisitions and has executed letters of intent to acquire two additional companies (the "Pending Acquisitions"). The Company has grown from net sales of $29,000 in fiscal 1994 to pro forma net sales of approximately $407 million for the 12 month period June 30, 1997, including the completed acquisitions and the Pending Acquisitions. The Company's vertically integrated forage and turfgrass seed operations include traditional genetic breeding and research and development programs, seed processing plants that clean, condition and package seed grown under contract for ABT and national and international distribution and sales networks. The Company's principal executive offices are located at 120 Corporate Park Drive, Henderson, Nevada 89014, and its telephone number is (702) 566-2440.

                ACQUISITIONS, DESCRIPTION OF OTHER INDEBTEDNESS
                            AND RECENT DEVELOPMENTS

ACQUISITIONS

    Since the Company commenced its acquisition program in January 1995, it has acquired all or part of 29 seed companies and has signed agreements to acquire two additional seed businesses, all as described in the tables below.

                                              APPROXIMATE
                                            REVENUE FOR LAST
                                             YEAR PRIOR TO        APPROXIMATE
        AGRIBIOTECH            EFFECTIVE      ACQUISITION       PURCHASE PRICE
     ACQUISITIONS (1)            DATE        (IN MILLIONS)       (IN MILLIONS)               DESCRIPTION OF BUSINESS
     ----------------          ---------    -------------        -------------       ---------------------------------------
Seed Resource                   Jan 95           $ 1.6               $ 1.1           Distribution, production and research
                                                                                     in Texas of proprietary sorghum,
                                                                                     sudan grass, ryes & millets in the
                                                                                     U.S., Mexico and Europe.
Scott Seed Company              Mar 95           $ 5.5               $ 1.5           Distribution of proprietary alfalfa
                                                                                     varieties, clover varieties, pasture
                                                                                     mixes, turfgrass varieties and corn
                                                                                     hybrids in Kentucky and Southern
                                                                                     Indiana.
Hobart Seed Company             Apr 95           $ 3.3               $ 1.7           Distribution of alfalfa, field seeds and
                                                                                     lawn and garden supplies in
                                                                                     Oklahoma, Texas and  Kansas.
Sphar Seed Company              July 95          $ 2.1               $ 0.3           Markets proprietary alfalfa varieties,
                                                                                     clover varieties, pasture mixes,
                                                                                     turfgrass varieties and corn hybrids
                                                                                     throughout Kentucky and Southern
                                                                                     Indiana.

                                              APPROXIMATE
                                            REVENUE FOR LAST
                                             YEAR PRIOR TO        APPROXIMATE
        AGRIBIOTECH            EFFECTIVE      ACQUISITION       PURCHASE PRICE
     ACQUISITIONS (1)            DATE        (IN MILLIONS)       (IN MILLIONS)               DESCRIPTION OF BUSINESS
     ----------------          ---------    -------------        -------------       ---------------------------------------
Halsey Seed Company             July 95          $ 1.2               $ 1.1           Distribution of alfalfa, field seeds and
                                                                                     turf seeds in New York and New
                                                                                     England.
Arnold Thomas Seed Service      Oct 95           $ 2.3               $ 0.9           Production and seed cleaning facilities
                                                                                     in Washington with access to grass,
                                                                                     clover and alfalfa seed production
                                                                                     areas in the Northwest.
Clark Seeds                     Oct 95           $ 4.1               $ 2.2           Distribution, production and seed
                                                                                     cleaning facilities in Idaho and
                                                                                     Oregon.
Doug Conlee Seed                Jan 96           $ 1.0               $ 0.6           Distribution of forages, proprietary
                                                                                     sorghum and sudan grass germplasm
                                                                                     from Texas.
Beachley-Hardy Seed Co.         Feb 96           $ 9.7               $ 4.1           Distribution of proprietary forage and
                                                                                     turfgrass products, Roundup-ready
                                                                                     soybeans and high-oil corn in the
                                                                                     Northeast.
Michigan Hybrid Seed            June 96           Nil                 Nil            Distribution of proprietary alfalfa
                                                                                     varieties and hybrid seed corn in
                                                                                     Michigan.
W-L Research and Germain's      Sept 96          $22.2               $16.2           W-L is a leading alfalfa research
                                                                                     company.  See "Description of
                                                                                     Business--Research and
                                                                                     Development" in the form 10-KSB.
                                                                                     This company has a strong base of
                                                                                     franchised distributors in the U.S. and
                                                                                     several foreign countries.  Germain's
                                                                                     is one of the oldest, best recognized
                                                                                     regional seed companies in the
                                                                                     Western U.S. with more people
                                                                                     serving more Western States than any
                                                                                     other forage or turfgrass seed
                                                                                     company.  The 127-year-old company
                                                                                     markets hybrid corn, alfalfa, turfgrass,
                                                                                     clover, pasture grass and clover crop
                                                                                     seed in the Western U.S. & Mexico.
E.F. Burlingham & Sons (2)      Apr 97           $35.6               $ 9.6           Distribution, production and research
                                                                                     in Oregon of turfgrass seed with many
                                                                                     varieties scoring as leading performers
                                                                                     in official national turf evaluation
                                                                                     tests.
Sexauer Seed                    Apr 97           $1.03               $ 3.2           Distribution and production of forages
                                                                                     in South Dakota with 106 years of
                                                                                     history.

                                              APPROXIMATE
                                            REVENUE FOR LAST
                                             YEAR PRIOR TO        APPROXIMATE
        AGRIBIOTECH            EFFECTIVE      ACQUISITION       PURCHASE PRICE
     ACQUISITIONS (1)            DATE        (IN MILLIONS)       (IN MILLIONS)               DESCRIPTION OF BUSINESS
     ----------------          ---------    -------------        -------------       ---------------------------------------
Olsen Fennell Seeds             June 97          $28.6               $15.2           Distribution and production in Oregon
                                                                                     with good germplasm in turf seeds and
                                                                                     non-alfalfa forages.
LaCrosse Seed                   July 97          $ 9.4               $ 7.0           Distribution of alfalfa, field seeds and
                                                                                     turfgrass seeds in the upper Midwest.
Lofts Seed (3)                  Jan 98           $74.7               $33.1           Distribution, production and research
                                                                                     company, based in North Carolina.
                                                                                     Lofts Seed is a premier turfgrass seed
                                                                                     company with national and
                                                                                     international sales.
Seed Corporation of America     Jan 98           $39.8               $ 9.2           Distribution of forage and turfgrass
                                                                                     seed nationwide.
Discount Farm Center            Feb 98           $ 5.9               $ 3.1           Distribution of forage small grains,
                                                                                     other forages and birdseed in the
                                                                                     Midwest.
Kinder Seed                     Feb 98           $ 3.1               $ 3.5           Distribution of forages and turfgrasses
                                                                                     in the Northeast.
Las Vegas Fertilizer            Jan 98           $16.0               $12.4           Distribution of turfgrass to golf
                                                                                     courses and lawn and garden products
                                                                                     to home improvement centers, mass
                                                                                     merchandisers and nurseries in
                                                                                     Nevada, California, Utan, Idaho and
                                                                                     Wyoming.
Ohio Seed Company               Mar 98           $ 9.3               $ 3.8           Distribution of forages and turfgrasses
                                                                                     in Ohio and Michigan.
Van Dyke Seed                   Jan 98           $10.5               $ 8.2           Distribution and production of forage
                                                                                     crops in Oregon.
Zajac Performance Seed          Jan 98           $ 8.5               $ 6.6           Distribution and production of private
                                                                                     label proprietary turfgrass varieties to
                                                                                     independent wholesale distributors in
                                                                                     New Jersey and Oregon.
Peterson Seed Company           May 98           $11.8               $ 6.3           Distribution of alfalfa, clovers, turf
                                                                                     mixes, and other forages.
W-D Seed Growers Idaho          June 98          $14.2               $12.1           Production and seed cleaning facilities
                                                                                     in Idaho and Nevada.
Fine Lawn Research             July  98          $ 5.1               $ 2.7           A leading production company; owns
                                                                                     several proprietary turf varieties that
                                                                                     exhibit outstanding performance.
                                                                                     Distribution of proprietary rye grass
                                                                                     and turf type tall fescue to
                                                                                     professional users.

                                              APPROXIMATE
                                            REVENUE FOR LAST
                                             YEAR PRIOR TO        APPROXIMATE
        AGRIBIOTECH            EFFECTIVE      ACQUISITION       PURCHASE PRICE
     ACQUISITIONS (1)            DATE        (IN MILLIONS)       (IN MILLIONS)               DESCRIPTION OF BUSINESS
     ----------------          ---------    -------------        -------------       ---------------------------------------
George W. Hill of Indiana       July 98          $ 4.9               $ 1.5           Distribution of alfalfa, clovers and
                                                                                     turf mixes to farmers, homeowners and
                                                                                     landscapers; will significantly
                                                                                     strengthen ABT's midwest distribution
                                                                                     base.
George W. Hill & Co.            July 98          $20.8               $ 6.3           Distribution of turf mixes, perennial
                                                                                     rye grass, turf type tall fescue to
                                                                                     homeowners and landscapers; also
                                                                                     lawn and garden supplies, fertilizers
                                                                                     and chemicals to retail stores and
                                                                                     nurseries.
Arrowhead Enterprises           Aug 98           $ 9.2               $ 3.4           Distribution of alfalfa, clovers, turf
 (d/b/a                                                                              mixes, other forages and reclamation
 J&M Seed Company)                                                                   seed products.  The Company believes
                                                                                     this to be an excellent complement to
                                                                                     the existing distribution base in
                                                                                     Kentucky and West  Virginia.

__________________________________

(1) Other than as described in notes (2) and (3) below, during the last five years none of the Company's significant acquisitions has been involved in a significant corporate transaction including, but not limited to (a) any bankruptcy, receivership or similar proceedings, or (b) any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

(2) In May 1994, Douglas Pope and Greg McCarthy, the principal shareholders of E.F. Burlingham, who sold such company to ABT, purchased the Company from George Burlingham.

(3) Includes Lofts Seed Inc. and Budd Seed, Inc., which are companies under common control. The stockholders of Budd Seed, Inc. acquired Lofts Seed Inc. on June 28, 1996.

     The following two seed business acquisitions are pending, and are both expected to be completed in August 1998.

                                              APPROXIMATE
                                            REVENUE FOR LAST
                              ANTICIPATED    YEAR PRIOR TO        APPROXIMATE
        AGRIBIOTECH            EFFECTIVE      ACQUISITION       PURCHASE PRICE
     ACQUISITIONS (1)            DATE        (IN MILLIONS)       (IN MILLIONS)               DESCRIPTION OF BUSINESS
     ----------------          ---------    -------------        -------------       ---------------------------------------
Willamette Seed Company         Aug 98           $41.8               $13.6 (1)       Production and distribution of turfgrass
                                                                                     seed to wholesale distributors in the
                                                                                     U.S. and internationally; also distribution
                                                                                     of fertilizer to farmers.
Oseco                           Aug 98           $ 9.4               $ 4.5 (1)       Distribution of alfalfa, turf mixes,
                                                                                     bluegrass, ryegrass, forage grasses and
                                                                                     clovers to farm dealers, elevators, nurseries
                                                                                     and landscapers. Also owns a production
                                                                                     facility for cleaning, processing of alfalfa
                                                                                     and a seed coating plant.

_____________________________

(1)  Estimated based on signed agreements.

DESCRIPTION OF OTHER INDEBTEDNESS

     Revolving Credit Facility

     The Company entered into a Revolving Credit Facility (the "Revolving Credit Facility") pursuant to a Loan and Security Agreement dated as of June 23, 1998, with BankAmerica Business Credit, Inc. ("BABC"), as agent, and Deutsche Financial Services Corporation ("DFSC") as administrative agent and certain financial institutions, as lenders, including BABC and DFSC. Under the Revolving Credit Facility, the Company has a maximum borrowing availability of up to $100 million (subject to a borrowing base computation and compliance with certain financial covenants), and may borrow, repay and reborrow revolving loans and request BABC as agent to cause letters of credit to be issued for the account of the Company. The Revolving Credit Facility expires on June 23, 2001. As of August 3, l998, the Company had borrowed approximately $52 million. The proceeds of the Revolving Credit Facility are used for working capital and other general corporate purposes.

     The Company may elect to borrow revolving loans under the Revolving Credit Facility as "LIBOR Loans" or "Base Rate Loans." Base Rate Loans are loans that bear interest at a variable rate equal to the "reference rate" of Bank of America National Trust and Savings and Association (the "Bank") plus 1.125% and LIBOR Loans bear interest at a variable rate of interest equal to the applicable "London Interbank Offered Rate" of the Bank plus 2.375% for a one, two or three month interest period, as selected by the Company.

     The Revolving Credit Facility is secured by collateral consisting of substantially all the assets (excluding fixed assets and real property) of the Company and its subsidiaries whether now owned or existing or hereafter acquired in which a security interest may lawfully be granted, including, without limitation, accounts receivable, inventory, intellectual property, the proceeds therefrom and all of the capital stock of the Company's subsidiaries. Each of the Company's domestic subsidiaries is a co-borrower under the Revolving Credit Facility and new acquisitions are required to become co-borrowers by signing a joinder agreement. The terms of the Revolving Credit Facility contain operating and financial covenants, including, without limitation, requirements to maintain minimum ratios of cash flow to debt service and a maximum ratio of total debt to equity. Standard & Poor's assigned its single "B" rating to the Revolving Credit Facility and a single "B" corporate credit rating to the Company.

     Bridge Facility

     The Company has entered into a bridge loan facility (the "Bridge Facility") pursuant to a Bridge Loan Agreement dated as of July 3, 1998 with Deutsche Bank AG, New York Branch, which provided the Company with $15 million of unsecured bridge financing in connection with certain pending acquisitions. The Bridge Facility matures on January 4, 1999 and consists of Base Rate Loans and Euro-Dollar Rate Loans. The interest rate is 3.5% above the Base Rate or the Euro-Dollar Rate prior to September 7, 1998, 5.5% per annum above such rates from then to November 7, 1998 and 7.5% above such rates thereafter.

     Long-Term Debt

     The Company currently has approximately $10.6 million of long-term debt secured by real estate and equipment. Such debt is repayable over periods of up to 10 years and bears interest at rates ranging from 7.3% to 10.0% per annum.

RECENT DEVELOPMENTS

     Biotechnology Alliances

     The Company's first biotechnology alliance, announced in March 1998, is its agreement to fund research by the Samuel Roberts Noble Foundation ("Noble") to use transformed plants to develop alfalfa with improved digestibility utilizing genes developed by Noble, a not-for-profit research institute located in Oklahoma. Digestibility is one of the major measures of hay quality and an important determinant of the price per ton.

     On July 24, 1998, the Company announced it had signed a letter of intent with Global Agro, Inc. ("Global Agro") to enter into a biotechnology licence agreement and an equity stake agreement. As an equity owner in Global Agro, the Company will have worldwide rights, exclusive in certain crops, to technology at Global Agro, including rights to technology from The Salk Institute for Biological Studies. Global Agro has an agreement with The Salk Institute which will permit the Company to commercialize and license specific proprietary technologies developed by The Salk Institute's Plant Biology Laboratory. The Salk Institute is an equity owner of Global Agro. The Company's worldwide exclusive technology rights are for all turfgrass species and for all forage grasses and certain legumes.

     On July 27, 1998, the Company announced that it had signed a letter of intent with FFR Cooperative ("FFR") to form a long-term, worldwide research alliance to develop and commercialize improved proprietary seed products. FFR was founded approximately 40 years ago by several regional farmer owned cooperatives to breed genetically improved varieties of a number of crop species. FFR has a well established breading program and germplasm base in a number of important forage species, including orchard grass, red clover, tall fescue and timothy and has breeding programs in alfalfa, corn, soybeans, and wheat. Under the agreement, the Company will market under private label new genetically improved varieties of orchard grass, red clover, tall fescue and timothy developed by FFR through the Company's worldwide distribution system. FFR members and affiliates be the only other distributors of FFR varieties in those species. The agreement also provides for the Company to introduce genes into the forage germplasm using biotechnology tools and to market such improved products through the distribution system of regional cooperative owners of FFR.

                                  RISK FACTORS

    This Prospectus,( including without limitation the following Risk Factors) contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) regarding the Company and its business, financial condition, results of operations and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the Prospectus.

    Although forward-looking statements in this Prospectus reflect the good faith judgment of the Company's management, such statements can only be based on facts and factors currently known by the Company. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include with limitation those discussed below as well as those discussed elsewhere in this Prospectus and in any documents that are incorporated into this Prospectus by reference. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Prospectus. Readers are urged to carefully review and consider the various disclosures made by the Company in this Prospectus, the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, as amended, as well as the various other documents listed under the heading "Information Incorporated By Reference," all of which have been filed with the Commission, and attempt to advise interested parties of the risks and factors that may affect the Company's business, financial condition and results of operations and prospects.


    Recent Rapid Growth; Ability to Manage Growth.  The Company has acquired all
    ---------------------------------------------
or part of 29 companies in the forage and turfgrass seed sector since January 1, 1995, has signed agreements to acquire two additional seed companies, and intends to expand current levels of operations. The Company has experienced significant revenue growth and has expanded the number of its employees and the geographic scope of its operations. These factors have resulted in increased responsibilities for management personnel. This rapid growth has placed and may continue to place significant demands on the Company's management, technical, financial and other resources. In addition, successful expansion of the Company's operations will depend on, among other things, the Company's ability to attract, hire and retain skilled management and other personnel, secure adequate sources of seed on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to improve operational, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its future growth effectively, and failure to do so could have a material adverse effect on the

Company's business, financial condition and/or operating results. See "Management's Discussion and Analysis or Plan of Operations" in the Form 10-KSB and Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Forms 10-Q (collectively, "MD&A"), and "Description of Business - Acquisition Program" in the Form 10-KSB.

    Integration of Acquisitions.  The Company is in the process of integrating
    ---------------------------
its recent acquisitions, and intends to expand current levels of operations
through additional acquisitions.   The Company's future success depends upon its
ability to combine the operations of its acquired subsidiaries into a vertically integrated company. The Company's acquired subsidiaries, many of which are geographically disparate, represent the full spectrum of the forage and turfgrass seed production, processing, sales and distribution process. The Company's prospects must therefore be evaluated in light of the problems, expenses, delays and complications associated with operating, managing and integrating a large group of businesses and/or subsidiaries. There can be no assurance that the Company will be able to effectively integrate the acquired subsidiaries, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "MD&A" and "Description of Business - Acquisition Program" in the Form 10-KSB.

    No Assurance of Future Acquisitions.  The Company has experienced
    -----------------------------------
significant growth in net sales, from approximately $26 million in the fiscal year ended June 30, 1996 ("Fiscal 1996") to $66 million in the fiscal year ended June 30, 1997 ("Fiscal 1997"), and to pro forma net sales of approximately $407 million for Fiscal 1997 reflecting completed acquisitions and the Pending Acquisitions. This growth is attributed primarily to the Company's acquisitions. The Company's future growth will depend upon its ability to continue to make acquisitions, as well as increase sales from existing operations, neither of which can be assured.

    While the Company has been able to complete 29 acquisitions during the last three and one half years, the Company may not make as many acquisitions in the future as a result of, among other things, its achieving its leading market position. The Company generally intends to seek to acquire companies that specialize in research and development, processing, and distribution. The Company is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company may, in certain circumstances, compete for acquisition candidates with entities that have substantially greater resources than the Company.

    Potential Liabilities Associated with Acquisitions.  The businesses acquired
    --------------------------------------------------
by the Company may have liabilities that the Company did not discover or may have been unable to discover during its pre-acquisition investigation, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, the provisions of which may change in the future with retroactive effect, for which the Company, as a successor owner, may be responsible. Any indemnities or warranties may not fully cover such liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons. Therefore, in the event the Company is held responsible for the foregoing liabilities, the Company's operations may be materially adversely affected.

    Development of New Products.  The Company continues to develop new,
    ---------------------------
genetically superior forage and turfgrass varieties. The Company believes that the development and marketing of such elite varieties will play a key role in the Company's success. There can be no assurance that the Company will develop such genetically superior strains either on its own or with industry partners. If the Company is unable to develop and successfully market new product lines, this could have a material adverse effect on the Company's business, financial condition and results of operations. See "Acquisitions, Description of Other Indebtedness and Recent Developments" and "Description of Business--Research and Development" in the Form 10-KSB.

    Market Acceptance.  Potential investors should be aware that even if the
    -----------------
Company is successful in developing genetically superior strains as stated above, there can be no assurance that there will be a market for such products; or, if such a market develops that the Company will be able to recoup the costs associated with the development of these products. If the Company is unable to effectively market products it has developed at prices sufficient to (i) cover the Company's costs and (ii) generate adequate return on the Company's capital, the Company's business, financial condition and results of operations may be materially adversely affected.

    Reliance on Patents and Proprietary Rights.  The Company owns proprietary
    ------------------------------------------
varieties for a number of forage and turfgrass species that are protected under the Plant Variety Protection Act ("PVPA") and is seeking to acquire and/or develop other varieties protected by the PVPA. The PVPA prohibits others from selling seed of those proprietary varieties for 20 years, after which such protection expires. The inability to develop protected varieties could have a material adverse impact on the Company's business, financial condition and results of operations. There can be no assurance that any proprietary rights owned by the Company or licensed from third parties will not be challenged, invalidated, or circumvented, or that the rights held by the Company will provide any competitive advantage, or that the Company's competitors will not possess protected varieties that perform better than those of the Company. The Company could also incur substantial costs in asserting its proprietary rights against others, including any such rights obtained from third parties, and/or defending any infringement suits brought against the Company. See "Acquisitions, Description of Other Indebtedness and Recent Developments" and "Description of Business--Proprietary Rights" in the Form 10-KSB.

    Access to Biotechnology.  Breakthroughs in biotechnology have led to the
    -----------------------
introduction of new, improved and specialized seeds in other seed sectors, such as corn, soybeans and cotton. The Company believes that similar breakthroughs in biotechnology will also lead to the introduction of enhanced seeds in the forage and turfgrass sectors. The Company's objective is to become the licensee or partner of choice for owners of value-added genetic traits in order to accelerate the introduction of these traits to its customers through biotechnologically enhanced products. In addition to the risks described above under "Development of New Products" and "Market Acceptance" there can be no assurance that the Company will succeed in its efforts to license biotechnology genes and develop commercial products from such licenses. The Company's inability to develop or market products through biotechnology at prices sufficient to recover its costs and generate adequate returns on capital could have a material adverse affect on the Company's future business, financial condition and results of operations. See "Acquisitions, Description of Other Indebtedness and Recent Developments" and "Description of Business--Proprietary Rights" in the Form 10-KSB.

    Competition.  The seed industry and the field of agricultural technology are
    -----------
both highly competitive. The Company competes in the forage and turfgrass seed sectors primarily on the basis of price, product quality and service. The major agricultural seed companies in the United States focus their sales around hybrid seed corn (Pioneer Hi-Bred International, DEKALB Genetics Corporation, Novartis AG and Mycogen Corporation), cotton seed (Delta and Pine Land Company) and other grain crops. Each of these competitors has national brand name acceptance. In the past, these companies have treated forage and turfgrass seeds as ancillary crops when they compete in the marketplace. This is the opposite of the Company's business strategy, which is to treat forage and turfgrass seed as its primary product. Therefore, the Company's major competitors in the forage and turfgrass seed sectors currently are large regional companies and numerous small family seed businesses. However, any of the major agricultural seed companies may decide to intensify their efforts in the forage and turfgrass seed sector. Management believes that as the Company's acquisition strategy becomes better known in the seed industry, the competition for acquisitions, sales, facilities and personnel will intensify.

    In the alfalfa seed industry, the largest United States competitors are Cenex/Land O'Lakes/Research Seed, Helena/AgriPro, Pioneer and Cal/West Seeds, each of which has annual alfalfa seed sales estimated to be between $20 and $60 million. The Company's largest competitors for forages other than alfalfa are FFR Research (see "Acquisitions, Description of Other Indebtedness and Recent Developments") and its farm cooperative members. There are also small family
owned businesses that are strong competitors in small geographic areas.   The
Company has a number of competitors for cool-season turfgrass seed that have annual sales of between $20 and $80 million. Most of these companies are regional companies with only Pennington Seed and O.M. Scott having national brand name acceptance.

    The Company currently competes with, and in the future expects that it will continue to compete with, companies with substantially greater financial, marketing, personnel and research and development resources than those of the Company. There can be no assurance that the Company will be able to compete successfully against such companies. These competitive factors could have a material adverse effect on the Company's business, results of operation and/or financial condition. See "Description of Business--Competition" in the Form 10-SKB.

      Lack of Historical Profitability; Accumulated Deficit .  The Company has
      ------------------------------------------------------
reported only three profitable quarters since becoming a publicly owned company in September 1993.

Potential investors should be aware that over the life of the Company, the Company has not reported a profitable fiscal year and has failed to show consistent profitability. The Company had an accumulated deficit of $8,107,447 at March 31, 1998.

    Substantial Indebtedness; Effects of Financial Leverage.  The Company has
    -------------------------------------------------------
indebtedness that is substantial in relation to its stockholders' equity, as well as interest and debt service requirements that are significant compared to its cash flow from operations. As of March 31, 1998, on a pro forma basis reflecting acquisitions completed after March 31, 1998 and the Pending Acquisitions, including related financing of such acquisitions, the Company had approximately $126.7 million of short-term debt and long-term obligations outstanding. The Company is permitted to incur up to $100 million (subject to a borrowing base computation and compliance with certain financial covenants) of indebtedness under its Revolving Credit Facility. As of August 3, 1998, the Company had borrowed approximately $52 million under the Revolving Credit
Facility.   See "Acquisitions, Description of Other Indebtedness and Recent
Developments."

    The degree to which the Company is leveraged could have important consequences to holders of its securities including, but not limited to the following: (i) the Company's level of indebtedness could make it more difficult for the Company to satisfy its obligations with regard to indebtedness ; (ii) the Company's level of indebtedness could increase its vulnerability to general adverse economic and industry conditions; (iii) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for operations and other purposes; (iv) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, research and development, or general corporate purposes may be impaired; (v) the Company's leverage position and covenants contained in the Revolving Credit Facility could limit the Company's ability to expand, compete and make capital improvements; and (vi) the Company's borrowings under the Revolving Credit Facility are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates.

    The Company's ability to pay interest on the Revolving Credit Facility and to satisfy its other obligations will depend upon the Company's future financial and operating performance, which, in turn, will be affected by prevailing economic conditions and financial, business, competitive, regulatory and other factors, many of which are beyond the Company's control. The Company's cash flow from operations has not been sufficient to meet its debt service obligations in the past, without equity and debt financings. There can be no assurance that the Company will have sufficient funds in the future to meet its obligations under the Revolving Credit Facility and any other indebtedness that the Company may incur. This is particularly true as the Company continues to expand its operations. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, scaling back the Company's expansion efforts, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on terms acceptable to the Company, if at all. See "MD&A".

      Restrictions Imposed by Terms of Certain Indebtedness.  The Revolving
      -----------------------------------------------------
Credit Facility contains certain restrictive covenants that will affect, and in many respects significantly limit or prohibit among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in certain transactions with affiliates, create liens, sell assets and engage in mergers and consolidation. The collateral securing borrowings under the Revolving Credit Facility consists of substantially all the assets of the Company except fixed assets and real estate. The Revolving Credit Facility also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet those financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could constitute an event of default under the Revolving Credit Facility. Upon the occurrence of an event of default under the Revolving Credit Facility, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interests, to be immediately due and payable. If the indebtedness under the Revolving Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and other indebtedness of the Company. If ABT were unable to repay those amounts, the lenders under the Revolving Credit Facility could proceed to foreclose their security interest in the collateral securing the indebtedness thereunder. The ability of the Company to comply with the restrictions and covenants in the Revolving Credit Facility, will be dependent upon the Company's future performance and various other factors, certain of which (e.g. the general economy and the weather) are beyond its control. See "Acquisitions, Description of Other Indebtedness and Recent Developments."

      Need for Future Capital.  The Company's capital requirements have been and
      -----------------------
are expected to continue to be significant. The Company currently believes that it will need additional funding, both debt and equity, together with available borrowings under the Revolving Credit Facility to enable the Company to fund its current operations and the consummation of anticipated acquisitions during the next 12 months. The Company's future capital requirements will depend on numerous factors including, but not limited to, the timing and cost of any future acquisitions and the time and cost involved in integrating the Company's acquisitions and growing the Company's existing operations. In the event that the Company's plans or assumptions change or prove to be innacurate, and the funds available to the Company prove to be insufficient to fund the Company's growth and operations, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company could be required to seek additional funds earlier then currently anticipated. See "MD&A."

    Dependence on Key Personnel.  The success of the Company is largely
    ---------------------------
dependent upon the efforts, abilities and expertise of Dr. Johnny R. Thomas, Chief Executive Officer, as well as each of the Company's five other executive officers. The loss of any of these key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has obtained a key-man life insurance policy in the amount of $3 million on the life of Dr. Thomas. The Company's prospects depend upon its ability to attract and retain qualified marketing, financial, management information system, and other technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting or retaining such personnel. See "Management" in the Form 10-KSB.

      Cyclical Nature of Agricultural Products.  Most agricultural products,
      ----------------------------------------
including forage and turfgrass seed, are commodities that are subject to wide fluctuations in price based on supply of the products and demand for, in this case, the raw or processed seed. Furthermore, the demand for seed is dependent on the demand of farmers, which is influenced by the general farm economy. The production of seed is subject to a variety of nature's adversities including drought, wind, hail, disease, insects, early frost and numerous other forces that could adversely affect the growing of seed in any growing season, resulting in larger fluctuations in results of operations between quarters. See "Management's Discussion and Analysis or Plan of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

    Seasonality of Quarterly Results.  The Company's seed business is subject to
    --------------------------------
wide seasonal fluctuations that reflect the typical purchasing and growing patterns for forage and turfgrass crops. In addition, weather affects commodity prices, seed yields and planting decisions by farmers. Results of operations from quarter to quarter will not necessarily reflect the results for the entire year and are not necessarily indicative of results that may be expected for any other interim period. Management believes that quarterly sales will continue to fluctuate significantly depending on, among other things, the breakdown of the Company's sales between the forage and cool-season turfgrass sectors for any specific period of time. See "Management's Discussion and Analysis or Plan of Operations--Seasonality of Business and Quarterly Comparisons" in the Form 10-KSB.

    Government Regulation.  The Company's operations are directly and indirectly
    ----------------------
subject to various Federal and state environmental controls and regulations. Management believes that the Company is in substantial compliance with existing environmental regulations, but can give no assurance that it can maintain such compliance without incurring substantial cost and expense if additional laws and regulations are enacted or promulgated.

    While not affecting the Company's operations, certain government regulations may have an effect on the demand for the Company's products. For example, from time to time the federal government has imposed restrictions on the sale of certain commodities to certain countries, including commodities the seed for which are produced by the Company. In addition, United States government agricultural policies are designed to maintain a balanced supply and demand for certain commodities by regulating planted acreage through set-asides in certain crops. Adherence to set-asides is the basis for farmers' eligibility for government subsidy payments and other benefits. An increase in the set-aside for a crop generally reduces farmer demand for seed for that crop, and a decrease in the set-aside generally increases demand for that seed. In addition, other government policies, such as subsidizing export sales of certain commodities, ultimately affect seed sales. Certain of the Company's sales of seed are subject to demand swings resulting from changes in these programs.

    Adoption of regulations regarding the allocation of water in California, Arizona and other states with limited water supplies could result in a reduction of the number of acres planted with various crops, reducing the demand for the Company's products in those states.

    The development of seed of genetically altered plants is regulated by the United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency (the "EPA"), and various state agencies. These Federal agencies require permits for field testing; the EPA also regulates insecticide and herbicide products. The Company is not aware of any pending legislation that would materially impact either its traditional product development or commercialization of seed from genetically altered plants. There can be no assurance that regulatory agencies administering existing or future regulations or legislation will allow the Company to produce and market genetically engineered seed, if at all, in a timely manner or under technically or commercially feasible conditions. The Company's inability to produce such seed could have a material adverse effect on the Company.

    Adverse Effect of Potential Future Sales of Common Stock.  Of the Company's
    --------------------------------------------------------
37,424,477 issued and outstanding shares of Common Stock as of August 7, 1998, approximately 7,844,000 shares are "restricted securities" as that term is defined under Rule 144 under the Securities Act. All but 975,000 of these restricted shares have been registered for resale under the Securities Act. Such registration statements include 7,122,291 shares of Common Stock registered simultaneously with the Registration Statement to be offered and sold solely by selling stockholders who are either investors in private placements of the Company or the former owners of companies acquired by the Company. Approximately 7,565,000 additional shares of Common Stock are issuable without restriction upon exercise of outstanding options as of July 1, 1998 and have been or are being registered under the Securities Act. The Company is unable to predict the effect that sales made under Rule 144, sales made pursuant to registration statements, or otherwise, may have on the then existing market price of the Company's securities. The possibility exists that the sale of any of these securities, or even the potential for such sales, may be expected to have a depressive effect on the price of the Company's securities in any public trading market. Any such depressive effect could impair the Company's ability to raise additional equity capital.

    Public Market Risks; Possible Volatility of Securities Prices.  The market
    -------------------------------------------------------------
price for the Company's securities has been and may continue to be volatile. Factors such as the Company's financial results, financing efforts, changes in earnings estimates by analysts, conditions in the Company's business and various factors affecting the agriculture industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, the common stock of which trades in the over-the-counter market, have experienced wide price fluctuations and volatility that have not necessarily been related to the operating performance of such companies themselves. Any such fluctuations or general economic and market trends could adversely affect the price of the Company's securities. In view of the foregoing factors, in some future quarters the Company's operating results may be below the expectations of public market analysts and investors. In that event, the price of the Company's securities would likely be materially adversely affected. See "Price Range of Common Stock."

    Any of the Selling Stockholders or any person who is an affiliate of the Selling Stockholders who publicly offers or sells securities of the Company acquired in an Acquisition may be deemed to be an underwriter pursuant to Rule 145(c) under and Section 2(11) of the Securities Act. Accordingly, the Selling Stockholders must satisfy the prospectus delivery and other requirements of the Securities Act prior to making any sales of the Shares, unless such sales are made in accordance with the provisions of Rule 144, or the Selling Stockholder does not become an affiliate of the Company and either holds the shares for one year, provided that the Company is in compliance with the public information requirements of Rule 144(c), or holds the Shares for two years.

    Immediate Substantial Dilution.  The Company's present stockholders acquired
    ------------------------------
their shares of Common Stock at costs substantially below the offering price of the Common Stock to be sold by the Selling Stockholders. Therefore, investors purchasing Common Stock in this offering will incur an immediate and substantial dilution in pro forma net tangible book value per share. Net tangible book value per share is equal to the total tangible assets of the Company less total liabilities divided by the number of shares of Common Stock outstanding.

    Management Information Systems and the Year 2000 Risks.  As a result of the
    ------------------------------------------------------
acquisitions completed to date, the Company currently has several different data processing systems. These systems were implemented by the individual operating units that were subsequently acquired by the Company. The Company has made a preliminary assessment of the impact on these systems of reaching the Year 2000. While some of these systems will accommodate the Year 2000, others will not.
The Company is in the process of integrating these systems into one Company wide information system and has contracted for software, hardware and consulting services to implement an enterprise resource planning system ("ERP") to meet all information system requirements. The cost of this implementation is not expected to exceed $4 million. The Company believes that it has allocated adequate resources for this purpose. The ERP system currently being implemented is designed to be Year 2000 compliant and to ensure the Company's computer systems and applications will function properly beyond 1999. The Company expects its Year 2000 program to be successfully completed on a timely basis prior to January 1, 2000. There can, however, be no assurance that this will be accomplished.

    The ability of third parties with whom the Company transacts business to adequately address their Year 2000 issues is outside the Company's control. The Company is taking steps to confirm that the systems of its suppliers and customers are Year 2000 compliant and to determine whether the nature of any non-compliance would have a material adverse effect on the

Company's business, financial condition and results of operations. There can be no assurance that the failure of the Company or such third parties to adequately address their respective Year 2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows and results of operations. See "MD&A."

                                USE OF PROCEEDS

    This Prospectus relates to Shares being offered by the Company from time to time to acquire one or more businesses in the Acquisitions. This Prospectus also relates to the offer for sale or other distribution of the Shares by the Selling Stockholders who will acquire such Shares in the Acquisitions. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The Company will pay all expenses related to the registration of the Shares, but it will not pay the expenses incurred by the Selling Shareholders in connection with sales of their Shares. See 'Plan of Distribution."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock has traded on the Nasdaq National Market since February 14, 1997, under the symbol "ABTX."

    The following table sets forth the high and low closing prices for the Common Stock for each quarter in Fiscal 1996 and Fiscal 1997, until February 13, 1997 on the Nasdaq SmallCap Market and since February 14, 1997 on the Nasdaq National Market, and Fiscal 1998.

                                                          High            Low
                                                          ----            ---
     Fiscal 1996
       July 1, 1995-September 30,1995...............   $  5 7/16       $  3 1/16
       October 1, 1995-December 31, 1995............   $  3 5/8        $  1 5/8
       January 1, 1996-march 31, 1996...............   $  4 1/16       $  2
       April 1, 1996-June 30, 1996..................   $  4 15/16      $  3 1/2
     Fiscal 1997
       July 1, 1996-September 30, 1996..............   $  4 1/16       $  2 5/32
       October 1, 1996-December 31, 1996............   $  2 3/16       $  2 1/32
       January 1, 1997-March 31, 1997...............   $  3 3/8        $  2 1/16
       April 1, 1997-June 30, 1997..................   $  6 15/16      $  2 15/32
     Fiscal 1998
       July 1, 1997-September 30, 1997..............   $ 10 1/2        $  6 1/32
       October 1, 1997-December 31, 1997............   $ 17 1/16       $  9
       January 1, 1998-March 31, 1998...............   $ 19 3/32       $ 13 7/16
       April 1, 1998-June 30, 1998..................   $ 29            $ 13 3/4

     As of August 7, 1998, the Company had 412 record holders of its Common Stock and reasonably believes that there are in excess of 4,000 beneficial holders of its Common Stock.

                                 DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The Company's Revolving Credit Facility prohibits the Company from declaring or paying any cash dividends without the lenders' approval.


                            SELECTED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The selected financial data in the following table should be read in conjunction with the Company's Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference herein. The historical selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of each of the years ended June 30, 1997 and 1996, the nine-month period ended June 30, 1995, and each of the years ended September 30, 1994 and 1993 are derived from the consolidated financial statements of ABT and subsidiaries, which financial statements have been audited by KMPG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of June 30, 1997 and 1996 and for the years then ended, and the nine-month period ended June 30, 1995, and the report thereon, are incorporated by reference in this Prospectus. The selected financial data presented below for and as of the end of the nine month periods ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of the Company incorporated by reference in this Prospectus. In the opinion of the management, the unaudited consolidated financial statements for the interim periods include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the nine month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis or Plan of Operations--Seasonality of Business and Quarterly Comparisons" and "Business--Acquisition Program" in the Company's Form 10-KSB for information that affects a comparison of the Company's quarterly results of operations.

STATEMENT OF OPERATIONS DATA:

                                                                 NINE
                            NINE MONTHS        YEARS ENDED      MONTHS    YEAR ENDED
                          ENDED MARCH 31,       JUNE 30,        ENDED    SEPTEMBER 30,
                          -----------------  ----------------  JUNE 30,  --------------
                            1998     1997     1997     1996    1995(1)    1994    1993
                          --------  -------  -------  -------  --------  ------  ------
Net sales...............  $139,695  $41,165  $65,904  $25,962  $ 4,754   $   29  $   12
Cost of sales...........   109,209   31,006   49,527   19,236    3,398       12       3
                          --------  -------  -------  -------  -------   ------  ------
Gross profit............    30,486   10,159   16,377    6,726    1,356       17       9
Operating expenses......    27,442   10,814   17,972    9,637    2,779      915     171
                          --------  -------  -------  -------  -------   ------  ------
Earnings (loss) from
 operations.............     3,044     (655)  (1,595)  (2,911)  (1,423)    (898)   (162)
Total other income
 (expense)..............    (1,634)    (534)  (1,119)    (413)      16        8     (30)
                          --------  -------  -------  -------  -------   ------  ------
Earnings (loss) before
 income taxes...........     1,410   (1,189)  (2,714)  (3,324)  (1,407)    (890)   (192)
Income tax expense
 (benefit)..............    (2,907)     --       --       --       --       --      --
                          --------  -------  -------  -------  -------   ------  ------
Net earnings (loss).....     4,317   (1,189)  (2,714)  (3,324)  (1,407)    (890)   (192)
Discount and imputed
 dividends on preferred
 stock..................        80    3,203    3,233    2,318      --       --      --
                          --------  -------  -------  -------  -------   ------  ------
Net earnings (loss)
 attributable to common
 stock..................  $  4,237  $(4,392) $(5,947) $(5,642) $(1,407)  $ (890) $ (192)
                          ========  =======  =======  =======  =======   ======  ======
Shares of common stock
 used in computing
 (loss) per common share
 (in thousands):
 Basic..................    28,044   13,301   15,549    7,459    5,485    3,911   1,205
 Diluted................    32,374   13,301   15,549    7,459    5,485    3,911   1,205
                          ========  =======  =======  =======  =======   ======  ======
Net earnings (loss) per
 common share:
 Basic..................  $   0.15  $ (0.33) $ (0.38) $ (0.76) $ (0.26)  $(0.23) $(0.16)
 Diluted................  $   0.13  $ (0.33) $ (0.38) $ (0.76) $ (0.26)  $(0.23) $(0.16)
                          ========  =======  =======  =======  =======   ======  ======

BALANCE SHEET DATA:

                                               JUNE 30,         SEPTEMBER 30,
                              MARCH 31, ----------------------- -------------
                                1998     1997    1996   1995(1)  1994   1993
                              --------- ------- ------- ------- ------ ------
Cash and cash equivalents.... $  2,967  $ 2,554 $ 2,522 $1,423  $  441 $   14
Total assets.................  258,770   95,113  26,184  8,014     765    309
Long-term obligations,
 excluding current
 installments................    8,433    2,668   1,055    148     106    213
Total liabilities............  107,880   50,125  12,161  1,681     261    384
Working capital..............   24,263    7,555   6,461  3,792     375   (158)
Stockholders' equity.........  150,891   44,988  14,022  6,333     504    (75)

--------
(1) The Company changed its fiscal year end to June 30th effective in 1995.


                              SELLING STOCKHOLDERS

     This Prospectus relates to an aggregate of 3,000,000 Shares that may be offered by the Company from time to time to acquire one or more businesses in the Acquisitions. This Prospectus also relates to the offer for sale or other distribution of the Shares by the Selling Stockholders who will acquire such Shares in the Acquisitions. The Company will amend or supplement this Prospectus from time to time to furnish the information necessary for a particular transaction and the Registration Statement of which this Prospectus is part will be amended, where appropriate, to supply information concerning an Acquisition. The Company also will amend or supplement this Prospectus from time to time to identify the Selling Stockholders, the number of Shares beneficially owned by such Selling Stockholders, the number of Shares to be offered for resale by such Selling Stockholders, and any other material information with respect to the sale of the Shares by the Selling Stockholders. The supplemented or amended Prospectus will also disclose whether any Selling Stockholder has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemental or amended prospectus.

                          DESCRIPTION OF CAPITAL STOCK

Authorized
----------

     The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

Common Stock
------------

     The Company is authorized to issue 75,000,000 shares of Common Stock, $.001 par value per share, of which 37,424,477 are issued and outstanding as of August 7, 1998. All of the outstanding shares of Common Stock and those issuable upon completion of this offering, are and will be, duly authorized, validly issued, fully paid and non-assessable. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. Holders of shares of Common Stock are entitled to receive such dividends as may be declared on Common Stock by the Board of Directors out of funds legally available therefor and to share ratably in the assets of the Company available upon liquidation subject to rights of creditors and any shares of Preferred Stock. The holders of shares of Common Stock do not have the right to cumulate their votes in the election of directors and, accordingly the holders of more than 50% of all the Common Stock outstanding are able to elect all directors. The current officers and directors beneficially held 5,022,975 (13.4%) of the shares outstanding and 7,412,975 shares or (18.6%), after giving full effect to the exercise of their respective options exercisable within 60 days of August 7, 1998.

Preferred Stock
---------------

     The Company is authorized to issue 10,000,000 shares of Preferred Stock, $.001 par value per share. As of the date hereof, the Company had no shares of Preferred Stock issued and outstanding.

     The Preferred Stock may be divided by the Company's Board of Directors from time to time into one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any) and liquidation preferences, of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by stockholders. The Company has no present plans, proposals, commitments or arrangements to issue any additional shares of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. Although the Preferred Stock may be used for any lawful purpose, the Company has agreed not to use it as an anti-takeover device that could be utilized as a method of discouraging, delaying or preventing a change in control of the Company without the approval of the Company's stockholders.

Warrants

     On May 4, 1998 and May 13, 1998, respectively, the Company issued 241,600 and 344,900 redeemable Warrants (the "Warrants") to purchase shares of its Common Stock. The Warrants were issued to certain qualified institutional buyers and investors in private placements of units. Each unit was sold for $29.00 and consisted of two shares of Common Stock and one Warrant. The Warrants are exercisable at a price of $17.50 per share for three years commencing on their respective dates of issuance. The Warrants are subject to redemption at $.01 per Warrant on five prior business days' notice if the closing sale price of the Company's Common Stock exceeds $25.00 per share for 15 consecutive trading days and the Company notifies the holder it intends to force a mandatory conversion of the Warrants and the Holder fails to exercise the Warrant. The shares of Common Stock issuable upon exercise of the Warrants have been registered with the Commission.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Company's Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to 3,000,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with future Acquisitions of other businesses, properties, assets or securities of other businesses. The Shares covered by this Prospectus may be issued in exchange for shares of capital stock or other assets representing an interest, direct or indirect, in other companies or other entities, for assets used in or related to the business of such entities, or otherwise, pursuant to the agreements providing for such Acquisitions. The terms of such Acquisitions and of the issuances of the Shares of Common Stock will be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. The Company expects that any Shares that are issued in an Acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time an acquisition agreement is negotiated, executed or consummated.

     The Shares may be issued without restrictive legend and, subject to any lock-up agreements entered into with the Company, may be sold without restriction. Prior to any use of this Prospectus for the resale of the Shares, the Company will amend or supplement this Prospectus, if necessary, to set forth the name of the Selling Stockholders, the number of Shares beneficially owned by such Selling Stockholders, the number of Shares to be offered for resale by such Selling Stockholders, and any other material information with respect to the plan of distribution that has not previously been disclosed. The supplemented or amended Prospectus will also disclose whether any Selling Stockholder has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemental or amended prospectus.

     The Selling Stockholders and/or their assignees, transferees, intermediaries, donees, pledgees or other successors may, from time to time, sell the Shares for their own accounts and not for the account of the Company. Alternatively, the Selling Stockholders may, from time to time, offer and sell the Shares through underwriters, dealers, brokers or agents, or directly to one or more purchasers. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions that may take place in the over-the-counter market on Nasdaq including (a) ordinary broker's transactions and transactions in which the broker solicits purchasers;
(b) privately negotiated transactions or pledges; (c) sales to one or more broker/dealers for resale of such shares for their own account as principals, pursuant to this Prospectus; (d) block trades (that may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; or (e) in exchange distributions and/or secondary distributions. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders holders in connection with such sales.

     The Selling Stockholders, their assignees, transferees, intermediaries, donees, pledgees or other successors in interest through whom the Shares are sold may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, with respect to the Shares offered and any profits realized or commissions received may be deemed to be underwriting compensation. Any broker-dealers that participate in the distribution of the Shares also may be deemed to be "underwriters", as defined in the Securities Act, and any commissions, discounts, concessions or other payments made to them, or any profits realized by them upon the resale of any shares purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all expenses incident to the registration of the Shares. The Company will not pay, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Stockholders. In some cases, the Company may agree to indemnify the Selling Stockholders and any broker-dealer that participates in transactions involving the Sale of Shares against certain liabilities, including liabilities under the Securities Act. See "Commission Position on Indemnification for Securities Act Liabilities" below.

     There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

     This Prospectus also may be used, with the Company's consent, by assignees, transferees, intermediaries, donees, pledgees or other successors of the Selling Stockholders or by other persons acquiring the Shares who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The sale of the Shares by the Selling Stockholders or any assignees, transferees, intermediaries, donees, pledgees or other successors of the Selling Stockholders is subject to the Prospectus delivery and other requirements of the Securities Act. To the extent required, during any period in which offers or sales are being made the Company will use its best efforts to file and distribute, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to set forth the names of the Selling Stockholders and describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including, but not limited to, the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and the proposed selling price to the public.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     If the Shares are sold in an underwritten offering, the underwriters may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. owns 43,823 shares of the Company's Common Stock and individual members of the firm own additional shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of AgriBioTech, Inc. as of June 30, 1997 and 1996 and for the years then ended and the nine-month period ended June 30, 1995, are incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the retroactive effect of a change in accounting for convertible preferred stock.

     The financial statements of Beachley Hardy Seed Company as of December 31, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Germain's Inc. and W-L Research, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of E.F. Burlingham & Sons as of December 31, 1996 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Olsen Fennell Seeds, Inc. as of December 31, 1996 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Seed Corporation of America, Inc. and Green Seed Company Limited Partnership as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Lofts Seed, Inc. as of November 30, 1997 and December 31, 1996 and for the eleven-month period ended November 30, 1997 and the six-month period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Lofts Seeds, Inc. as of June 30, 1996 and 1995 and for the years then ended have been incorporated by reference herein in reliance upon the report of Amper, Politziner & Mattia, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Budd Seed, Inc. as of November 30, 1997 and December 31, 1996 and 1995 and for the eleven-month period ended November 30, 1997 and the years ended December 31, 1996 and 1995 have been incorporated by reference herein in reliance upon the report of Cannon & Company, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statement of Willamette Seed Co. as of June 30, 1997 and 1996 and for the years then ended have been incorporated by reference herein in reliance on the report of Price, Koontz & Davies, P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Van Dyke Seed Company, Inc. as of December 31, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Jones & Roth P.C., independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of Zajac Performance Seeds, Inc. et al. as of December 31, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of Ludwig Bulmer Seifert & Lane, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Ramy Commercial Properties, Inc. and Subsidiary as of June 30, 1997 and 1996, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Hawkins, Ash, Baptie & Company, LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Oseco Inc. as of June 30, 1997 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG, chartered accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                               TABLE OF CONTENTS

                                                        Page

       Available Information........................      3
       Information Incorporated by Reference........      4
       The Company..................................      6
       Acquisitions, Description of
         Other Indebtedness and Recent Developments.      6
       Risk Factors.................................     13
       Use of Proceeds..............................     22
       Price Range of Common Stock..................     22
       Dividend Policy..............................     23
       Selected Financial Data......................     23
       Selling Stockholders.........................     23
       Description of Capital Stock.................     23
       Plan of Distribution.........................     25
       Legal Matters................................     27
       Experts......................................     27

     The Company has not authorized any person to give any information or to make any representations in connection with original equity issuances by the Company in connection with the Acquisitions or in connection with sales of the shares by the Selling Stockholders other than those contained in this Prospectus. You should not rely on any information or representations in connection with such sales other than the information or representations in this Prospectus. The information in this Prospectus is correct as of the date of this Prospectus. You should not assume that there has been no change in the affairs of the Company since the date of this Prospectus or that the information contained in this Prospectus is correct as of any time after its date. This Prospectus is not an offer to sell or a solicitation of an offer to buy the Shares in any circumstances in which such an offer or solicitation is unlawful.

                                 PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers
-------   -----------------------------------------

     Except to the extent hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     The Company maintains insurance protecting its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

     Article Ninth of the Registrant's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent allowed by the Nevada General Corporation Law ("GCL"), which provides in relevant part as follows:

Section 78.751:
Advancement of Expenses

     1. Any discretionary indemnification under section 5 of this act, unless ordered by a court or advanced pursuant to subsection 5, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 5 of this act or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Indemnification of Officers, Directors, Employees and Agents.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.


Section 78.752:
Insurance and Other Financial Arrangement Against Liability of Directors, Officers, Employees and Agents.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

     (a)  The creation of a trust fund.

     (b)  The establishment of a program of self-insurance.

     (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

     (d)  The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4.   In the absence of fraud:

     (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     (b)  The insurance or other financial arrangement:

          (1)  Is not void or voidable; and

          (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of the Nevada Revised Statutes.

     Article VI of the Registrant's Bylaws provides as follows:

                                Indemnification
                                ---------------

     On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

     On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding.

Item 21.    Exhibits List and Reports on Form 8-K

     (a)  Exhibits

Exhibit No.    Description
-----------    -----------
 * 5.1         Securities opinion of Snow Becker Krauss P.C.

 *23.1         Consent of KPMG Peat Marwick LLP.

 *23.2         Consent of Cannon & Company

 *23.3         Consent of Price, Koontz & Davies, P.C.

 *23.4         Consent of Amper, Politziner & Mattia

 *23.5         Consent of KPMG, chartered accountants

 *23.6         Consent of Jones & Roth P.C.

 *23.7         Consent of Ludwig Bulmer Seifert & Lane

 *23.8         Consent of Hawkins, Ash, Baptie & Company, LLP

 *23.9         Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this
               Registration Statement.

 *24.1         Power of Attorney (on signature page)

___________________

*    Filed with this Registration Statement.

Item 22.  Undertakings
-------   ------------

     The Registrant hereby undertakes:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) For purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that the in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has bene settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new a registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would be exempt from registration (but for the possibility of integration) and which have an immaterial effect on the registrant.

     (g) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (h) That every prospectus (i) that is filed pursuant to paragraph (g) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be file das a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on August 10, 1998.

                                         AGRIBIOTECH, INC.

                                         By: /s/ Johnny R. Thomas
                                             ---------------------------------
                                             Johnny R. Thomas, Chairman
                                               of the Board

                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes Johnny R. Thomas or Henry A. Ingalls as his attorneys-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such persons as attorneys-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ Johnny R. Thomas         Chairman of the Board (Principal              August 10, 1998
-----------------------      Executive Officer and Director
Johnny R. Thomas

/s/ Kent Schulze             President and Director                        August 10, 1998
-----------------------
Kent Schulze

/s/ Henry A. Ingalls         Vice President and Treasurer (Principal       August 10, 1998
-----------------------      Financial and Accounting Officer)
Henry A. Ingalls

/s/ Scott J. Loomis          Vice President and Director                   August 10, 1998
-----------------------
Scott J. Loomis

/s/ John C. Francis          Vice President, Secretary and Director        August 10, 1998
-----------------------
John C. Francis

/s/ James W. Hopkins         Director                                      August 10, 1998
-----------------------
James W. Hopkins

/s/ Richard P. Budd          Director                                      August 10, 1998
-----------------------
Richard P. Budd

                                EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------
   5.1         Securities opinion of Snow Becker Krauss P.C.

  23.1         Consent of KPMG Peat Marwick LLP.

  23.2         Consent of Cannon & Company

  23.3         Consent of Price, Koontz & Davies, P.C.

  23.4         Consent of Amper, Politziner & Mattia

  23.5         Consent of KPMG, chartered accountants

  23.6         Consent of Jones & Roth P.C.

  23.7         Consent of Ludwig Bulmer Seifert & Lane

  23.8         Consent of Hawkins, Ash, Baptie & Company, LLP

  23.9         Consent of Snow Becker Krauss P.C. is included in Exhibit 5.1 to this
               Registration Statement.

  24.1         Power of Attorney (on signature page)

___________________